CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 26, 2019, relating to the financial statements and financial highlights of Camelot Premium Return Fund and Camelot Excalibur Small Cap Income Fund, each a series of Mutual Fund Series Trust, for the year ended September 30, 2019, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Chicago, Illinois

January 27, 2020